Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
DREW INDUSTRIES INCORPORATED

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Drew Industries Incorporated, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
1.    The Restated Certificate of Incorporation of the Corporation is hereby amended solely to reflect a change in the name of the Corporation by deleting Article FIRST thereof and inserting the following in lieu thereof:
“FIRST: The name of the Corporation is LCI INDUSTRIES.”
2.    The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the amendment described herein in accordance with the provisions of Sections 141(f) and 242(b)(1) of the General Corporation Law of the State of Delaware.
3.    The amendment described herein has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
4.    This Certificate shall become effective at 5:00 p.m. EST on December 30, 2016.
IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 16th day of December, 2016.

DREW INDUSTRIES INCORPORATED

By: /s/ Robert A. Kuhns Name: Robert A. Kuhns Title: Vice President - Chief Legal Officer and Secretary